Exhibit 10.1

Execution Copy

SEPARATION AND TRANSITION AGREEMENT

This Separation Agreement (the “Agreement”), by and between Gulf Island Fabrication, Inc., a Louisiana corporation (the “Company” and, together with its affiliates and subsidiaries, the “Company Group”), and Kirk J. Meche (the “Executive” and, together with the Company, the “Parties”) is effective October 18, 2019 (the “Effective Date”).

RECITALS

WHEREAS, the Executive currently serves the Company as its President and Chief Executive Officer;

WHEREAS, the Parties have agreed that the Executive will retire on December 31, 2019, or such earlier date as may occur pursuant to Section 1(c) (the “Separation Date”); and

WHEREAS, the Parties desire to enter into a mutually satisfactory arrangement concerning, among other matters, the orderly transition of the Executive’s duties and the status of certain preexisting agreements between the Parties and certain payments, rights, and benefits that the Company has agreed to make or confer upon the Executive in exchange for certain post-employment covenants by the Executive and the Executive’s general release of claims against the Company Group and related parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Parties hereby agree as follows:

1. Employment Period.

(a) Employment and Duties. During the period between the Effective Date and the Separation Date (the “Employment Period”), the Executive agrees to continue to serve as an employee with the title of President and Chief Executive Officer of the Company, with the same duties and authority as this position warrants. The Executive agrees that, during the Employment Period, he will devote such time as is reasonably necessary to effectively assist Company with regard to these matters.

(b) Compensation. During the period between the Effective Date and December 31, 2019, the Executive’s salary and benefits, including without limitation, Executive’s monthly car allowance, shall remain unchanged. In particular, during such period, the Executive shall continue to receive the same base salary that was in effect for him on the Effective Date.

(c) Company’s Right to Terminate. The Company shall have the right at any time before the Separation Date to notify the Executive that his continued services are no longer required, subject to the Company’s obligation to make the payments and provide the benefits set forth in this Agreement. If the Company exercises its right under this Section 1(c) to terminate the Executive’s services prior to December 31, 2019, then the “Separation Date” shall mean the actual date on which the Company terminates the Executive’s services.

(d) Board Membership. On the Effective Date, the Parties agree that Executive shall resign as a member of the Board of Directors of the Company (the “Board”) and shall cease serving in any other capacity with the Company Group as of the Separation Date.

(e) Continued Compliance with Company Policies. The Executive agrees that, during the Employment Period, he will continue to comply with all company policies to the extent relevant to his activities, including but not limited to: (i) the Code of Ethics for CEO and Senior Financial Officers, (ii) the Code of Business Conduct and Ethics, and (iii) the Policy on Insider Trading, which prohibits, among other things, trading in the Company’s securities while in possession of material nonpublic information.

2. Compensation and Benefits following the Employment Period.

(a) Accrued Obligations. As soon as practicable following the Separation Date (but in no event later than such date required by applicable law or the terms of the applicable Company benefit plan), regardless of whether this Agreement becomes effective, the Executive will be paid or provided (i) all accrued but unpaid base salary and vacation pay and any reimbursable-but-unreimbursed business expenses through and including the Separation Date; and (ii) all other benefits payable to the Executive upon a separation from service under the Company’s benefit plans, in accordance with the terms of such plans, or as required by applicable law.

(b) Annual Incentive Plan. Provided the Executive remains employed with the Company through the Separation Date, the Executive shall remain eligible to receive an annual cash incentive for fiscal 2019 under the Company’s annual incentive plan (the “AIP”), which shall be calculated in accordance with the terms and conditions of the AIP based on achievement of the applicable performance metrics. Any payout under the AIP due to the Executive shall be paid to him in 2020 at the same time any such incentives are paid to officers of the Company under the plan and shall not be subject to pro ration if the Separation Date occurs prior to December 31, 2019.

(c) Impact of Separation on Outstanding Long-Term Incentive Awards. The Parties agree and acknowledge that as of the Effective Date, the Executive holds (i) 82,689 unvested time-based restricted stock units (the “RSUs”) that were granted to him under the Company’s stock incentive plans, which RSUs will be forfeited as of the Separation Date, and (ii) outstanding performance awards granted during 2017, 2018 and 2019, a pro rata portion of which will remain outstanding following the Separation Date and will pay out following the end of each applicable performance period based on the level of achievement of the applicable metrics, at the times and as otherwise set forth in the performance award agreements.

(d) Severance Payment. Notwithstanding anything to the contrary contained in this Agreement, provided that the Executive remains employed with the Company through the Separation Date and in consideration for, and subject to, his (1) timely execution and non-revocation of the Release (as defined in Section 3) and (2) continued compliance with the terms of this Agreement following the Effective Date, including but not limited to the restrictive covenants in Section 4, the Executive shall be eligible to receive severance payments in the aggregate amount of $958,000 (the “Severance Payment”), payable as follows and subject to the conditions set forth in Section 3:

(i) $468,000 to be paid in a lump sum on the Payment Date (as defined in Section 3); and

(ii) the remaining $490,000 to be paid in equal installments as salary continuation payments over a 12-month period commencing on the Payment Date.

(e) No Further Benefits. The Executive hereby acknowledges and agrees that, as of the Separation Date, the payments and benefits described in this Section 2 will be in full discharge of any and all liabilities and obligations of the Company Group to him, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any written or oral employment agreement, policy, plan, or procedure of the Company Group or any understanding or arrangement between the Executive and the Company Group.

(f) Taxes. The payments referenced in this Section 2 shall be subject to reduction for applicable tax and other withholding obligations.

3. Release Condition. Payment of the Severance Payment shall commence on the Company’s first regularly scheduled pay date that is on or after the date that the Release (as defined below) becomes effective, which by the terms of this Agreement will be prior to March 15, 2020 (the “Payment Date”), but only if the Executive (a) executes and delivers to the Company on or before the Release Expiration Date (as defined below) a release of all claims in a form provided by the Company (the “Release”), and (b) does not revoke the Release during the applicable revocation period. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Executive (which shall occur no later than five (5) days after the Separation Date). The first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Separation Date and ending on the Payment Date if no delay had been imposed.

4. Restrictive Covenants.

(a) For purposes of Section 4, the following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same as those performed by the Company and its affiliates, and any successors thereto, for which the Executive provides or provided services or about which the Executive obtains or has obtained Confidential Information during his Employment, which business and operations are defined as the fabrication, maintenance and servicing of structures, modules and marine vessels used in energy extraction, production, petrochemical and industrial facilities, power generation, alternative energy and shipping and marine transportation operations.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business of which the Executive was aware during his employment with the Company or about which the Executive received Confidential Information.

(iii) “Company” as used in this Section 4 shall include the Company and its subsidiaries and any successors thereto.

(iv) “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of the Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company concerning (A) the business or affairs of the Company, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of the Executive’s unauthorized disclosure) prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(v) “Market Area” shall mean states of Texas and Louisiana, the Gulf of Mexico Outer Continental Shelf, and any additional areas in which the Company had operations or created plans to expand its operations. The Market Area includes, but is not limited to, (i) the following counties and in the state of Texas: Aransas, Chambers, Fort Bend, Harris, Montgomery, Nueces and San Patricio; and (ii) the following parishes in the state of Louisiana: Calcasieu, East Baton Rouge, Iberia, Jefferson, Jefferson Davis, Lafayette, Lafourche, Orleans, St. Mary, Terrebonne and Vermillion

(vi) “Non-Compete Period” shall mean the Effective Date to the first anniversary of the Separation Date.

(vii) “Non-Solicit Period” shall mean the Effective Date to the first anniversary of the Separation Date.

(viii) “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s actual or anticipated Business, research and development or existing or future products or services and that are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(b) Generally. The Company has provided the Executive access to Confidential Information for use during his employment, and the Executive acknowledges and agrees that the Company entrusted the Executive, in the Executive’s unique and special capacity, with developing the goodwill of the Company, and in consideration of the Company providing the Executive with access to Confidential Information and the consideration detailed in this Agreement, the Executive voluntarily agrees to the covenants set forth in this Section 4. The Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause the Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company’s Confidential Information, goodwill and substantial and legitimate business interests.

(c) Non-Competition. The Executive agrees that, during the Non-Compete Period, the Executive shall not, without the prior written approval of the Chairman of the Board, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate in competition with any member of the Company in any aspect of the Business within the Market Area, which prohibition shall prevent the Executive from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company (which, for this purpose, includes any company that directly competes with the Company as of the date hereof or in the future); or

(ii) appropriate any Business Opportunity of, or relating to, the Company located in the Market Area.

(d) Non-Solicitation. The Executive agrees that, during the Non-Solicit Period, the Executive shall not, without the prior written approval of the Board, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person or entity:

(i) solicit, canvass, approach, encourage, entice or induce in the Market Area any known customer or supplier of any member of the Company to cease or lessen such customer’s or supplier’s business with the Company; or

(ii) solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company to terminate his, her or its employment or engagement with any member of the Company.

(e) Non-Disclosure; Non-Use of Confidential Information. The Executive shall not disclose or use at any time any Confidential Information of which the Executive became aware, regardless of whether or not such information was developed by the Executive. The Executive will take all appropriate steps to safeguard Confidential Information that may remain within the Executive’s knowledge and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the Separation Date all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” of the business of the Company that the Executive may then possess or have under the Executive’s control. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). The Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (z) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order. The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

(f) Proprietary Rights. The Executive recognizes that the Company possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Company and the Executive in writing. The Executive expressly agrees that any Work Product made or developed by the Executive or the Executive’s agents during the course of the Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company. The Executive further agrees that all Work Product developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the course of the Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company, has been promptly disclosed to the Company and is the exclusive property of the Company, and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(g) Non-Disparagement. Neither the Executive nor the Executive’s agents shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the Company (including, in the case of communications by the Executive or the Executive’s agents, the Company, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry.

(h) Enforcement. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in this Section 4 and because of the immediate and irreparable damage that would be caused to the members of the Company for which they would have no other adequate remedy, the Company and each other member of the Company shall be entitled to enforce the foregoing covenants, in the event of a breach as determined by a court of law, by (i) ceasing any further consideration payments contemplated in this Agreement and/or (ii) obtaining injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company at law and equity.

(i) Blue Pencil. If, at any time, the provisions of this Section 4 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(j) Tolling. The periods during which the covenants set forth in this Section 4 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which the Executive is found by a judge residing in a court of competent jurisdiction to be in violation of any such covenants, to the extent permitted by applicable law.

5. Assistance with Claims. The Executive agrees that after the Separation Date he will assist the Company Group in the defense of any claims, or potential claims that may be made or threatened to be made against them in any legal, arbitration or governmental proceeding or investigation (a “Proceeding”), and will assist the Company Group in the prosecution of any claims that have been or may be made by the Company Group in any Proceeding. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a per diem fee of $1,500 per day with respect to any day the Executive is required to provide services related to a Proceeding in excess of 2 hours.

6. Successors and Assigns. The parties acknowledge and agree that this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.

7. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Agreement.

8. Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt for such service), or (d) facsimile transmission with confirmation of receipt. All notices to the Company related to this Agreement should be sent to the Company’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Chairman of the Board. All notices to the Executive should be delivered to the most recent address as provided by the Executive to the human resources department of the Company. Either Party may update its address for receipt of notices by providing written notice to the other Party as provided under this Section 8.

9. Entire Agreement. Except for the references to other agreements and plans set forth in this Agreement, including Section 2, and as set forth in the next sentence, this Agreement constitutes the entire understanding and agreement between the Executive and the Company regarding the Executive’s separation from service and supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the Executive and any member of the Company Group and all benefit plans of the Company Group relating to the subject matter of this Agreement. Notwithstanding the above, to the extent a Change of Control (as defined in that certain Change of Control Agreement between the Executive and the Company dated March 1, 2018 (the “COC Agreement”)) occurs prior to the Separation Date, the COC Agreement will govern instead of this Agreement and the Executive will be entitled to the payments and benefits provided under the COC Agreement in lieu of any payments and benefits under this Agreement. Any changes or amendments of this Agreement can be made only in a writing signed by the Parties.

10. Governing Law Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the State of Texas (without regard to any choice of law principles which might otherwise require the application of the law of another jurisdiction). The parties hereby agree that any action brought with respect to this Agreement and the transactions contemplated hereunder, including, but not limited, to any action for injunctive relief for the breach or threatened breach of any covenant under Section 4 of this Agreement (including the restrictive covenants), shall be brought in state or federal court in Harris County, Texas, and further that such venue shall be the exclusive venue for resolving any such disputes. The parties consent to personal jurisdiction in state or federal court in Harris County, Texas, and further waive any objection they may have as to such venue. By execution of this Agreement, the parties are waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

11. Section 409A of the Code. The payments provided pursuant to this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the short-term deferral and separation pay exceptions thereto, and this Agreement shall be construed and administered in accordance with such intent. Provided these exceptions to Section 409A apply as expected, neither the Company nor its affiliates will report any amounts payable in accordance with the terms of this Agreement or any plan or agreement referenced herein in box 12 of IRS Form W-2 using code Z. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. If and to the extent that any payment under this Agreement is determined by the Company (1) to constitute “non-qualified deferred compensation” subject to Section 409A and (2) such payment must be delayed for six months from the Separation Date (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) in order to prevent the imposition of any additional tax on the Executive under Section 409A, then the Company will delay making any such payment until the expiration of such six-month period (or, if earlier, Executive’s death). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GULF ISLAND FABRICATION, INC.

/s/ John P. (“Jack”) Laborde
By: John P. (“Jack”) Laborde
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ Kirk J. Meche
Kirk J. Meche

[Signature Page to Separation and Transition Agreement]